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Exhibit 21.1

Subsidiaries of CH2M HILL Companies, Ltd.

1.
Operations Management International, a California corporation

2.
CH2M HILL, Inc., a Florida corporation

3.
CH2M HILL Hanford, Inc., a Washington corporation

4.
CH2M HILL Engineers, Inc., a Delaware corporation

5.
CH2M HILL Constructors, Inc., a Delaware corporation

6.
CH2M HILL International, Ltd., a Delaware corporation

7.
CH2M HILL Alaska, Inc., an Alaskan company

8.
CH2M HILL Canada, Inc., a Canadian corporation

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  Exhibit 21.1
Subsidiaries of CH2M HILL Companies, Ltd.